Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is entered into as of May 20, 2010 by and between Dex One Corporation (“Dex”), R.H. Donnelley Inc. (“RHD”), Dex Media West, Inc. (“DMW”) and Dex Media East, Inc. (“DME”) (collectively, hereinafter the “Company”), and David C. Swanson (the “Executive” and together with the Company, the “Parties”).
     WHEREAS, the Executive has been employed by the Company under that certain Amended and Restated Employment Agreement, dated December 31, 2008, by and between the Executive and the Company, as amended (the “Employment Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given to those terms in the Employment Agreement;
     WHEREAS, Executive’s employment with the Company will terminate by agreement of the Executive and the Company (the “Separation”), effective as of May 28, 2010 (the “Separation Date”); and
     WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Company and the Executive agree as follows:
     1. Separation Date. Effective as of the Separation Date, Executive shall retire from his position as a director and Chairman of the Board of Directors and as the Chief Executive Officer of the Company and any other offices which he holds at the Company or any of its subsidiaries and shall cease to be employed by the Company. After the Separation Date, the Executive shall not represent himself as being an employee, officer, agent or representative of the Company for any purpose. The Parties acknowledge and agree that this termination of employment is pursuant to and covered by Section 8(d) of the Employment Agreement.
     2. Payment Obligations. The Parties acknowledge and agree that, provided, except with regard to clause (a) below, this Agreement is signed and not revoked by the Executive pursuant to Section 18(d), and so long as the Executive continues to comply with Sections 8 and 9 of this Agreement, the Executive shall receive the following payments in full satisfaction of the amounts due and owing to him under the Employment Agreement:
          (a) Base Salary and Accrued Vacation. Executive shall receive his Base Salary through the Separation Date in accordance with the Company’s normal payroll practices, less (i) all applicable withholding taxes and (ii) other customary payroll deductions authorized by the Executive. The parties acknowledge and agree that Executive has five (5) weeks of accrued but unused vacation that will be paid to Executive in his final regular payroll check.
          (b) Prorated 2010 Annual Bonus. Executive shall receive a pro rata payment of his actual 2010 bonus (the “Bonus”) reflecting his employment through May 31, 2010, which pro ration shall be calculated in accordance with Section 8(c)(i) of the Employment Agreement. The Bonus will be paid at the same time annual bonuses are generally paid to employees, but no later than March 15, 2011. The Bonus payment shall be reduced by (i) all applicable withholding taxes and (ii) other customary payroll deductions authorized by the Executive.
          (c) Severance Payment. Executive shall receive six million four hundred forty-six thousand two hundred fifty dollars ($6,446,250) (the “Severance Payment”) less (i) all applicable withholding taxes and (ii) other customary payroll deductions authorized by the Executive. The Severance Payment will be paid to Executive within fourteen (14) business days following the Executive’s execution of this Agreement, but in no event later than seventy-four (74) days following the Separation Date.
          (d) Health, Medical, Dental and Long-Term Disability Insurance. Until the first to occur of May 31, 2013 or the date on which the Executive becomes employed or self-employed, provided that serving as a director on a board or consulting on a part-time basis shall not constitute self-employment for such purposes (the “Benefits Termination Date”), the Company shall reimburse the Executive for the additional costs, including any additional tax costs associated with such reimbursements, of obtaining health, medical and dental insurance and long term disability insurance benefits equivalent (e.g., for health, medical and dental, family coverage versus employee only) to the plans in which he currently participates as follows: (i) the Company shall reimburse Executive for the additional costs in continuing group health, medical and dental benefits under COBRA for a period of eighteen (18) months from the Separation Date (“COBRA Benefit Continuation Period”) or, if COBRA is not available or is not adequate, the actual costs associated with any other coverage that may be necessary to obtain such equivalent coverage, provided that such costs are consistent with the costs generally available on a competitive basis for such coverage; (ii) for the period immediately following the end of the 18-month COBRA Benefit Continuation Period (the “Post-COBRA Period”), Executive shall also be entitled to be reimbursed for the additional actual costs of obtaining equivalent health, medical and dental insurance coverage through an insurance policy or policies he purchases on his own, provided that such costs are consistent with the costs generally available on a competitive basis for such coverage; and (iii) the Company shall reimburse Executive for the actual costs incurred by Executive in obtaining an individual long term disability insurance policy equivalent in coverage to the coverage that Executive currently has through the Company, provided that such costs are consistent with the costs generally available on a competitive basis for such coverage.
     Executive shall bear full responsibility for applying for COBRA coverage and for obtaining coverage under any other insurance policy subject to reimbursement under this Section 2(d), and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health, dental or long term disability insurance coverage. Reimbursements under this Section 2(d) shall be made on a monthly basis, but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for health, dental or long term disability coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year. Executive shall provide the Company with notice of any subsequent employment or self-employment under which equivalent health, dental or disability insurance becomes available within thirty (30) days of commencement.

          (e) Until the first to occur of December 31, 2013, or the date on which comparable life insurance coverage is available to Executive in connection with his subsequent employment or self-employment, the Company shall reimburse Executive for the actual costs incurred by Executive, including any additional tax costs associated with such reimbursements, in obtaining term life insurance coverage equivalent in coverage to the coverage Executive currently has through the Company. Executive shall bear full responsibility for applying for life insurance coverage subject to reimbursement under this Section 2(e), and nothing herein shall constitute a guarantee of eligibility for life insurance coverage. Reimbursements under this Section 2(e) shall be made on a monthly basis but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for term life insurance coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year. Executive shall provide the Company with notice of any subsequent employment or self-employment under which equivalent life insurance coverage becomes available within thirty (30) days of commencement such employment.
          (f) Until the Benefits Termination Date, the Company shall reimburse Executive, including any additional tax costs associated with such reimbursements, for expenses (i) at the annual rate of eight thousand three hundred forty dollars ($8,340) for dues for continuing his health club and country club memberships, (ii) relating to financial planning services, up to a maximum amount per year of fourteen thousand seven hundred fourteen dollars ($14,714), (iii) executive health at the annual rate of $1,585; and (iv) reimbursement of expenses relating to outplacement services, subject to a maximum total reimbursement of $25,000. In connection with reimbursements under Section 2(f)(i) and (ii), under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of such reimbursements and the amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.
     3. SARs. Following the Separation Date, Executive shall have no interest in the Company or any of its affiliates or subsidiaries other than 25,320 currently unvested Stock Appreciation Rights (“SARs”) issued pursuant to that certain Stock Appreciation Rights Agreement dated March 1, 2010 (the “SAR Agreement”) which SAR’s will vest on March 1, 2011 and may be exercised thereafter by Executive until June 1, 2011 at which time any and all unexercised SARs shall terminate. For the avoidance of doubt 278,521 currently unvested stock appreciation rights shall terminate. The SARs shall continue to be governed by the SAR Agreement and the Dex One Corporation Equity Incentive Plan.
     4. 2009 LTIP. Executive shall continue to participate in the Company’s 2009 LTIP and shall be eligible to receive a payment of up to three million four hundred eighty-five thousand seven hundred fifty dollars ($3,485,750) on or about March 15, 2012 subject to the satisfaction of the performance standards under the 2009 LTIP. Executive acknowledges that any such payments will be in complete satisfaction of any amounts owed pursuant to the 2009 LTIP and that following such payment the Executive shall have no further rights thereunder. Any payments made under the 2009 LTIP shall be reduced by all applicable withholding taxes.

     5. Retirement Plans.
          (a) SERP. Pursuant to the SERP dated December 31, 2008, and amended April 21, 2009 (the “SERP”) and the R.H. Donnelley Pension Benefit Equalization Plan, as amended and restated January 1, 2008 (the “PBEP”) Executive shall be paid $5,703,183.50 on December 1, 2010, of which $1,326.921.99 shall be attributable to the PBEP and the remainder ($4,376,261.51) attributable to the SERP. In addition, Executive shall be paid his benefits under the R.H. Donnelley Retirement Account in accordance with its terms. The parties acknowledge that the foregoing amounts are in complete satisfaction and settlement of any amounts owed pursuant to the SERP and PBEP and following such payments neither party shall have any further rights or obligations under such plans.
          (b) Restoration Plan. Pursuant to the R.H. Donnelley Corporation Restoration Plan, effective January 1, 2009 (the “Restoration Plan”) the Executive shall be paid the balance of Executive’s Account under the Restoration Plan which shall be paid in the seventh month following the Separation Date. Executive acknowledges that such payments are in complete satisfaction of any amounts owed pursuant to the Restoration Plan and that following such payment the Executive shall have no further rights thereunder.
     6. Certain Payments.
          (a) If any payment or benefits received or to be received by Executive pursuant to this Agreement in connection with a change in ownership or control, within the meaning defined in Section 280G of the Internal Revenue Code (the “Code”) (or any successor provision thereto), (such payments or benefits, excluding the Gross-Up Payment, as hereinafter defined, shall hereinafter be referred to as the “Total Payments”) will be subject to an excise tax as provided for in Section 4999 of the Code (the “Excise Tax”), the Company shall pay to Executive an additional amount no later than the due date for Executive’s tax return with respect to such Excise Tax (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments; provided, however, that if the Total Payments are less than 360% of the Executive’s Base Amount, as defined in Section 280G(b)(3) of the Code, the Executive shall not be entitled to the Gross-Up Payment, and the Total Payments shall be reduced as provided for in Section 10(d) below.
          (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm acting as the “Auditor”, as defined below, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the actual marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the actual marginal rate of taxation on the Separation Date net of the actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
          (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
          (d) If the Total Payments would constitute an “excess parachute payment”, but are less than 360% of the Base Amount, such payments shall be reduced to the largest amount that may be paid to the Executive without the imposition of the Excise Tax or the disallowance as deductions to the Company under Section 280G of the Code of any such payments. Unless Executive shall have given prior written notice to the Company specifying a different order, the Company shall reduce or eliminate the payments or benefits by first reducing or eliminating the portion of the payments or benefits that are not payable in cash and then by reducing or eliminating cash payments, in each case, in reverse chronological order, starting with payments or benefits that are to be paid farthest in time from the applicable determination of the Auditor (as defined below). Any written notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any plan, agreement or arrangement governing Executive’s entitlement and rights to such payments or benefits.
          (e) All determinations under this Section 6 shall be made by a nationally recognized accounting firm selected by Executive (the “Auditor”), and the Company shall pay all costs and expenses of the Auditor. The Company shall cooperate in good faith in making such determinations and in providing the necessary information for this purpose.
     7. Indemnification. Notwithstanding anything herein to the contrary, the Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on December 31, 2008, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greatest protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his employment with the Company or by reason of his having been a director, officer or employee of the Company, or any subsidiary of the Company, or his having served any other enterprise as a director, officer or employee at the request of the Company. Executive’s rights under this Section 7 shall continue without time limit for so long as he may be subject to any such liability. For the avoidance of doubt except as set forth in Section 12, the Company will not indemnify the Executive in connection with any suit or proceeding by the Company against the Executive to enforce the terms of this Agreement.
     8. Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that for one year period commencing on the Separation Date:
          (a) Executive will not directly or indirectly engage in any local directional advertising or marketing (whether in print, electronic, wireless or other format) business or provide pre-press publishing or utilize digital and intranet technologies to repurpose print directory information for electronic, wireless or related distribution, in each case which is in competition with the business then conducted by the Company or its affiliates, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any location in which the Company or any of its affiliates then conducts any such competing line of business; and
          (b) Executive will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by this Section, or to terminate his or her employment with the Company or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months, provided, that, notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by (i) general advertising or solicitation not specifically targeted at Company-related persons or entities, (ii) the Executive serving as a reference, upon request, for any employee or former employee of the Company or any of its subsidiaries or affiliates, provided such reference is not for an entity that is employing or retaining the Executive; and

          (c) Executive will not directly or indirectly solicit customers or suppliers of the Company or its affiliates or induce any such person to materially reduce or terminate its relationship with the Company.
     For purposes of this Agreement, “directional advertising or marketing” shall mean advertising or marketing primarily (1) designed for purposes of directing consumers who are seeking a product or service to providers of that product or service in order to satisfy such consumer’s previously recognized need or desire for such product or service and (2) generally delivered by non-intrusive means; and shall be distinguished from “creative advertising or marketing,” which is primarily (1) designed to stimulate (as opposed to direct) demand for products or services in consumers who did not previously recognize such need or desire for such products or services and (2) generally delivered by intrusive means.
     It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     9. Confidentiality; Nondisparagement.
          (a) Executive will not at any time disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, Company or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, employees, organizational structure or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive acknowledges that he has returned to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except for his personal computer (following deletion of all Company specific information), personal notes, notebooks, rolodexes and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates. Notwithstanding the foregoing, the provisions of this Section 9(a) shall not be violated by the Executive making truthful disclosures in any legal proceeding or as otherwise required by federal, state, or local law.

          (b) Executive will not knowingly disparage the reputation of the Company in a manner that causes or is reasonably likely to cause material harm to its business; provided, however, that Executive may comply with applicable legal process without being deemed to have violated this provision.
     10. Material Inducement; Specific Performance.
     Executive acknowledges and agrees that the covenants entered into by Executive in Section 8 and 9 are essential elements of the Parties’ agreement as expressed herein, are a material inducement for the Company to enter into this Agreement and the breach thereof would be a material breach of this Agreement. Executive further acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     11. Litigation Support. Executive agrees that he will reasonably assist and cooperate with the Company, at the Company’s sole cost and expense in a manner so as to not unreasonably interfere with any other employment obligations of Executive, in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, to the extent such claims, investigations or proceedings relate to services performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section, at the Company’s sole cost and expense and in a manner so as to not unreasonably interfere with any other employment obligations of Executive. If Executive determines in good faith that separate counsel is necessary in connection with its compliance with this Section 11 as a result of a bona fide claim filed against Executive or the Company, then the Company shall pay all reasonable fees and expenses of such counsel retained by Executive in connection herewith. This covenant shall expire and be of no further force or effect on June 1, 2012.
     12. Legal Fees. The Company will pay or reimburse Executive, as incurred, for all legal fees and costs incurred by Executive in enforcing his rights under the Agreement, unless Executive’s claim was frivolous or was brought or pursued by Executive in bad faith.
     13. Participation In Other Plans. Except as otherwise provided herein or in the applicable plan, the Executive’s participation in all other plans of the Company or previously available to Executive shall cease on the Separation Date.
     14. Receipt of Other Compensation. The Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, following the Separation Date, the Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for the Executive’s employment with the Company prior to the Separation Date), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Company or any of its operating divisions, subsidiaries or affiliates. Except as provided herein, the Executive will not be eligible to participate in any of the benefit plans of the Company after the Separation Date. However, the Executive will be entitled to receive benefits which are vested and accrued prior to the Separation Date pursuant to the employee benefit plans of the Company. Participation by the Executive in any of the compensation or benefit plans of the Company as of and after the Separation Date shall be subject to and determined in accordance with the terms and conditions of such plans, except as otherwise expressly set forth in this Agreement.
     The Company shall promptly reimburse the Executive for business expenses incurred in the ordinary course of the Executive’s employment on or before the Separation Date, but not previously reimbursed, provided the Company’s policies of documentation and approval are satisfied. Any such reimbursement shall be paid within 60 days of the Separation Date.
     The Company shall also make available to executive periodic tech support and administrative support until December 31, 2010.
     15. Death of Executive. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Executive or, if there is no such designee, to the estate of Executive.
     16. Executive’s Representation and Warranty. On the Separation Date, the Executive agrees to execute a confirmation that he is not aware of any matters relating to the Company’s fiscal year 2010, as of and through June 1, 2010, that would be required to be disclosed in, or that would require a qualification of, the certificates of the principal executive officer of the Company required to be filed with the Securities and Exchange Commission pursuant to (i) 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, and (ii) Section 302 of the Sarbanes-Oxley Act of 2002; provided that the Company will not file such confirmation with the Securities and Exchange Commission, but will rely on such certificate in connection with its disclosure controls and procedures.
     17. Code Section 409A.
          (a) Parties’ Intent. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code (the “Code”) and all regulations, guidance, or other interpretative authority thereunder (the “Section 409A Requirements”) and shall be interpreted accordingly. To the extent any of the payments or benefits required under this Agreement are, or in the opinion of counsel to the Company or Executive, could be interpreted in the future to create, a nonqualified deferred compensation plan that does not meet Section 409A Requirements, the Company and Executive hereby agree to execute any and all amendments to this Agreement or otherwise reform this Agreement as deemed necessary by either of such counsel, and prepared by counsel to the Company, to either cause such payments or benefits not to be a nonqualified deferred compensation plan or to meet the Section 409A Requirements. In amending or reforming this Agreement for Code Section 409A purposes, the Company shall maintain, to the maximum extent practicable, the original intent and economic benefit of this Agreement without subjecting Executive to additional tax or interest; provided further, however, the Company shall not be obligated to pay any additional material amount to Executive as a result of such amendment.
          (b) Delayed Distribution to Key Employees. If the Company determines, in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Key Employee of the Company on the date his employment with the Company terminates and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement, and not otherwise exempt from Section 409A (for example as a “short term payment” or as “involuntary severance”), shall be delayed until the earlier of (i) the first day of the seventh (7th) calendar month commencing after Executive’s termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Code Section 409A (the “409A Delay Period”). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount on the first day of the seventh (7th) month coinciding with or following the end of the 409A Delay Period. Any amounts delayed by reason of the prior sentence shall be credited with interest from the scheduled payment date through the date of actual payment at the Wall Street Journal Prime rate in effect as of the end of the applicable 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section. If Executive is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.
          (c) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits following or upon a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. An event will not be considered a termination of Executive’s employment if it is reasonably anticipated that Executive will continue to provide services for the Company or any entity treated as a single employer with the Company for purposes of Section 409A (as an employee, independent contractor, consultant, or otherwise) after the event, unless it is reasonably anticipated that the level of such services after the event will be no more than 20 percent of the average level of Executive’s services performed over the 36-month period preceding the event.

          (d) Separate Payments. Each payment required under this Agreement shall be considered a separate payment for purposes of determining the applicability of or exemption from Section 409A.
     18. General Release.
          (a) Except with respect to Executive’s rights under this Agreement, including, but not limited to the rights under Section 7 hereof, Executive and Executive’s representatives, successors and assigns release and forever discharge the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, executives, employees, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever (collectively “Executive’s Claims”), whether known or unknown, which Executive had, now has or may have (provided, however, that Executive’s Claims accruing after the Separation Date shall not be released hereby) against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan, including, without limitation, Executive’s Claims relating to or arising out of Executive’s employment with the Company, or for compensation for such employment, including any claims for compensation under the Company’s Deferred Compensation Plan or for severance under any severance plan or practice maintained by the Company (the “General Release”). Executive represents that Executive has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, Executives, attorneys, agents and trustees or administrators of any Company plan.
          (b) Executive covenants that neither Executive, nor any of Executive’s respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are to be released by this General Release, nor will Executive seek to challenge the validity of this General Release, except that this covenant not to sue does not affect Executive’s future right to enforce appropriately in a court of competent jurisdiction the applicable terms of the Agreement.
          (c) By releasing the claims described in this Section 18(c), Executive does not waive any claims that cannot be waived as a matter of law, including without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor or claims under the Age Discrimination in Employment Act that arise after the Effective Date of this Agreement.
          (d) Executive acknowledges that (i) Executive has been advised to consult with an attorney before executing this Agreement and that Executive has been advised by an attorney or has knowingly waived Executive’s right to do so, (ii) Executive has been offered a period of at least twenty-one (21) days to consider the release of claims included in this Agreement, such period commencing on May 20, 2010, the date this Agreement was delivered to Executive, (iii) Executive has a period of seven (7) days from the date he executes this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (iv) Executive fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, and (v) the waiver or release by Executive of rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, the Executive Separation Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Executive has granted hereunder. Executive understands and agrees that the Company’s acknowledgment of this Agreement, payment of money and other benefits to Executive and Executive’s signing of this Agreement, does not in any way indicate that Executive has any viable claims against the Company or that the Company admits any liability whatsoever.
     19. General Provisions.
          (a) Amendment and Waiver. The terms of this Agreement may be modified, amended, or waived only in a writing signed by both the Company and the Executive. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a wavier of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
          (b) Governing Law. This Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws rules.
          (c) Survival; Entire Agreement. All representations and warranties contained herein and in the LTIP Agreement, the SAR Agreement, the SERP, the Restoration Plan, the PBEC and the Separation Account shall survive the execution and delivery of this Agreement. This Agreement, the LTIP Agreement, the SAR Agreement, the SERP, the Restoration Plan, the PBEC and the Separation Account contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way, including, without limitation, the Employment Agreement.
          (d) Severability. If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable for any reason whatsoever, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired
          (e) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO.

          (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement (other than as specified under Section 9 with respect to Sections 7 and 8(a) hereof) shall be submitted to arbitration in Raleigh, North Carolina, under the auspices of the American Arbitration Association.
          (g) Successors; Binding Agreement.
     (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     (ii) This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     (iii) Executive agrees that Dex, RHD, DMW and DME may apportion payments under this Agreement as determined by Dex’s Chief Financial Officer, provided that such apportionment shall not relieve the Company of any its obligations hereunder. The Company may assign this Agreement in whole or in part, including any payment obligations hereunder, to any of its wholly-owned subsidiaries, provided that no such assignment shall relieve the Company of any of its obligations hereunder.
          (h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive at the address appearing from time to time in the personnel records of the Company and to the Company at the address of its corporate headquarters, directed to the attention of the Board with a copy to the Secretary of the Company, or in either case to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
          (i) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such employment, if obtained, or compensation or benefits payable in connection therewith, shall reduce any amounts or benefits to which Executive is entitled hereunder except as provided for in Sections 2(d), (e) and (f).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DEX ONE CORPORATION
By:	/s/ Mark Hianik
	Name:	Mark Hianik
	Title:	Senior Vice President & General Counsel

R.H. DONNELLEY INC.
By:	/s/ Mark Hianik
	Name:	Mark Hianik
	Title:	Senior Vice President & General Counsel

DEX MEDIA WEST, INC.
By:	/s/ Mark Hianik
	Name:	Mark Hianik
	Title:	Senior Vice President & General Counsel

DEX MEDIA EAST, INC.
By:	/s/ Mark Hianik
	Name:	Mark Hianik
	Title:	Senior Vice President & General Counsel

/s/ David C. Swanson
David C. Swanson

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